UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Netopia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 19, 2003

Netopia, Inc.
6001 Shellmound Street, 4th Floor
Emeryville, California 94608

NOTICE OF ANNUAL STOCKHOLDER MEETING

Notice is hereby given that the Annual Stockholder Meeting of Netopia, Inc. (the “Company”), will be held on January 30, 2004, at 10:00 a.m. local time, at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608 for the following purposes:

1.	To elect six (6) directors to serve until the 2005 Annual Stockholder Meeting or until their successors have been elected and qualified or until their earlier resignation, death or removal.

2.	To approve an amendment to the Company’s Employee Stock Purchase Plan as described in the accompanying Proxy Statement.

3.	To ratify the appointment of KPMG LLP as independent auditors of the Company.

4.	To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

Stockholders of record at the close of business on December 12, 2003 are the only stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting and at any adjournment or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 6001 Shellmound Street, 4th Floor, Emeryville, California, during ordinary business hours for the ten-day period prior to the Annual Stockholder Meeting.

By Order of the Board of Directors,

David A. Kadish
Senior Vice President, General Counsel and Secretary

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

Netopia, Inc.
6001 Shellmound Street, 4th Floor
Emeryville, California 94608

PROXY STATEMENT
FOR THE ANNUAL STOCKHOLDER MEETING
To be held on January 30, 2004

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Netopia, Inc., a Delaware corporation (the “Company” or “Netopia”), for use at the Annual Stockholder Meeting to be held on Friday, January 30, 2004, at 10:00 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Stockholder Meeting. The meeting will be held at the Company’s offices at 6001 Shellmound Street, 4th Floor, Emeryville, California. The Company’s telephone number is (510) 420-7400. The date of this Proxy Statement is December 19, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

ANNUAL REPORT TO STOCKHOLDERS. A copy of the Company’s annual report to stockholders is enclosed with this Proxy Statement. The Company will mail without charge, upon written request, a copy of the Company’s annual report on Form 10-K. Requests should be sent to Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary.

VOTING SECURITIES. The Company’s Common Stock (“Common Stock”) is the only type of security entitled to vote at the Annual Stockholder Meeting. On December 12, 2003, the record date for the determination of stockholders entitled to vote at the Annual Stockholder Meeting, there were 22,813,659 shares of Common Stock issued and outstanding. Each stockholder of record on December 12, 2003 will be entitled to one vote for each share of Common Stock held by such stockholder on that date. Shares of Common Stock may not be voted cumulatively. The inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, will tabulate all votes.

Stockholders may vote in person or by proxy. The Company’s bylaws provide that a majority of all of the shares of the Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Stockholder Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting holders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries to forward copies of the proxies and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally, by telephone or facsimile or by other means of communication, without additional compensation.

VOTING OF PROXIES. Whether or not you are able to attend the Annual Stockholder Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at www.proxyvote.com. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposals No. 2 and No. 3, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Stockholder Meeting. If sufficient votes in favor of the proposals are not received by the date of the Annual Stockholder Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a holder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. A holder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Stockholder Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 12, 2003, with respect to the beneficial ownership of Common Stock by (i) the Chief Executive Officer and the four other executive officers of the Company named in the “Executive Compensation and Other Matters — Summary Compensation Table,” (ii) all directors and nominees, (iii) all executive officers and directors of the Company as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding Common Stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares of Common Stock subject to options and warrants that are currently exercisable or are exercisable by a holder within sixty (60) days of December 12, 2003 are deemed to be beneficially owned by that holder and to be outstanding for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed 5% beneficial owner is c/o Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Currently Owned	Percent of Class
Gruber & McBaine Capital Management, LLC (2)	1,552,900	6.81%
Alan B. Lefkof (3)	575,339	2.47%
William D. Baker (4)	82,083	*
Brooke A. Hauch (5)	140,553	*
David A. Kadish (6)	238,499	1.04%
Thomas A. Skoulis (7)	287,474	1.24%
Reese M. Jones (8)	996,278	4.35%
Robert Lee (9)	53,500	*
David F. Marquardt (10)	169,986	*
Howard T. Slayen (11)	3,000	*
Harold S. Wills (12)	38,500	*
All current directors and executive officers as a group (12 persons) (13)	2,742,784	11.22%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock beneficially owned includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 12, 2003.
(2)	The number of shares beneficially owned by Gruber & McBaine Capital Management, LLC was reported in a Form 13G filed on February 11, 2003 with the United States Securities and Exchange Commission, and a Form 13F filed on October 30, 2003 with the United States Securities and Exchange Commission. The address of Gruber & McBaine Capital Management, LLC is reported as 50 Osgood Place, San Francisco, California 94133.
(3)	Includes 516,958 shares issuable upon the exercise of stock options held by Alan B. Lefkof and 58,381 shares held by the Lefkof Family Trust over which Alan B. Lefkof has shared voting and investment authority.
(4)	Includes 82,083 shares issuable upon the exercise of stock options held by William D. Baker.
(5)	Includes 138,308 shares issuable upon the exercise of stock options held by Brooke A. Hauch.
(6)	Includes 219,484 shares issuable upon the exercise of stock options held by David A. Kadish.
(7)	Includes 285,459 shares issuable upon the exercise of stock options held by Thomas A. Skoulis.
(8)	Includes 70,500 shares issuable upon the exercise of stock options held by Reese M. Jones.
(9)	Includes 53,500 shares issuable upon the exercise of stock options held by Robert Lee.
(10)	Includes 100,500 shares issuable upon the exercise of stock options held by David F. Marquardt.
(11)	Includes 500 shares held in a retirement account and 2,500 shares held by a family partnership over which Howard T. Slayen has voting and investment authority.
(12)	Includes 38,500 shares issuable upon the exercise of stock options held by Harold S. Wills.
(13)	Includes 1,642,065 shares issuable upon the exercise of stock options held by all current executive officers and directors.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The directors who are being nominated for election to the Board of Directors (the “Nominees”) as recommended by the Nominating Committee of the Board of Directors, their ages as of September 30, 2003, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Stockholder Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The size of the Board of Directors is currently set at six members. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Stockholder Meeting will be elected directors of the Company to serve until the next Annual Stockholder Meeting or until their successors have been duly elected and qualified.

VOTE REQUIRED AND BOARD OF DIRECTORS’ RECOMMENDATION

Directors are elected by a plurality of the affirmative votes cast by those shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Stockholder Meeting. The six Nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted towards a Nominee’s total. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Name and Positions Held with the Company	Age	First Became a Director
Alan B. Lefkof, President, Chief Executive Officer and Director (1)	50	August 1991
Reese M. Jones, Chairman of the Board of Directors	45	March 1987
Robert Lee, Director (2)(3)	55	November 2001
David F. Marquardt, Director (4)	54	December 1990
Howard T. Slayen, Director (2)	56	April 2003
Harold S. Wills, Director (2)(3)(4)	61	April 2001

(1)	Member of the Stock Option Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
(4)	Member of the Compensation Committee

Alan B. Lefkof. Mr. Lefkof has served as a director of Netopia since August 1991, when he joined Netopia as President. He has been Chief Executive Officer since November 1994. He also serves as a director of QuickLogic Corporation. Prior to joining Netopia, Mr. Lefkof served as President of GRiD Systems, and as a Management Consultant at McKinsey & Company. Mr. Lefkof received a B.S. in computer science from the Massachusetts Institute of Technology in 1975 and a M.B.A. from Harvard Business School in 1977.

Reese M. Jones. Mr. Jones, founder of Netopia, has served as Chairman of the Board of Directors of Netopia since March 1987. Mr. Jones served as Chief Executive Officer of Netopia until Mr. Lefkof was appointed Chief Executive Officer in November 1994. Mr. Jones is a private investor and business consultant who currently serves on the Board of Directors of a number of privately held companies. Mr. Jones received a B.A. in biophysics from the University of California at Berkeley in 1982.

Robert Lee. Mr. Lee has been a director of Netopia since November 2001. Having retired after a 26 year career at Pacific Bell, now part of SBC Communications, Mr. Lee is a private investor and business consultant who currently serves on the Board of Directors of Interland, Inc. as well as a number of privately held companies and non-profit organizations. From 1972 to 1998, Mr. Lee served in various executive capacities at Pacific Bell, most recently as a corporate Executive Vice President and President of Business Communications. Mr. Lee received a B.S. in electrical engineering from University of Southern California in 1970 and an M.B.A. from University of California at Berkeley in 1972.

David F. Marquardt. Mr. Marquardt has been a director of Netopia since December 1990. Mr. Marquardt is a founding General Partner of August Capital, formed in 1995, and has been a General Partner of various private venture capital partnerships since August 1980. Mr. Marquardt currently serves on the Board of Directors of Microsoft Corporation, Tumbleweed Communications, AutoTradeCenter, Inc., Seagate Technology and a number of privately held companies. Mr. Marquardt received a B.S. in mechanical engineering from Columbia University in 1973 and an M.B.A. from Stanford University in 1978.

Howard T. Slayen. Mr. Slayen has been a director of Netopia since April 2003. Mr. Slayen served as a corporate finance partner in the San Francisco and San Jose, California offices of PricewaterhouseCoopers until his retirement in 1999. During his thirty-one year career at PricewaterhouseCoopers, Mr. Slayen also served as partner in charge of the Financial Advisory Services practice for the Western United States and as tax partner in charge for the San Francisco, San Jose, and Houston, Texas offices of the legacy firm of Coopers & Lyband. Mr. Slayen currently serves on the Board of Directors of Lantronix, Inc., and a number of privately held companies. Mr. Slayen received a B.A. in economics and accounting from Claremont McKenna College in 1968 and a J.D. from Boalt Hall School of Law, University of California at Berkeley, in 1971.

Harold S. Wills. Mr. Wills has been a director of Netopia since April 2001. From April 1996 through October 2000, Mr. Wills served in various executive capacities at PSINet, Inc., most recently as Director, President and Chief Operating Officer. Mr. Wills is currently serves on the Board of Directors of PhotoChannel Networks Inc. Mr. Wills has also held senior management positions with Granada Group PLC, Xerox and IBM. Mr. Wills received a Master of Science in Business from Columbia University in 1974.

During the fiscal year ended September 30, 2003, the Board held four meetings and acted by written consent three times. No director listed above who served on the Board in fiscal year 2003 attended fewer than 87-1/2% of the meetings of the Board and any committee on which he served. The Board has determined that with the exception of Mr. Lefkof, each of the current directors is “independent” as defined in the applicable NASDAQ Stock Market listing standards. The Board has an Audit Committee, Compensation Committee, Nominating Committee, and Stock Option Committee.

During the fiscal year ended September 30, 2003, the Company’s Audit Committee met five times. The Audit Committee (i) is responsible for engagement of the Company’s independent auditors, (ii) reviews the services and activities of such auditors, (iii) reviews and evaluates the Company’s accounting systems, financial controls and financial personnel, (iv) monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (v) monitors the independence and performance of such auditors and (vi) provides an avenue of communication among the independent auditors, management and the Board of Directors. The members of the Audit Committee during the 2003 fiscal year were Howard T. Slayen, Robert Lee, David F. Marquardt, and Harold S. Wills. Mr. Marquardt resigned as a member of the Audit Committee on July 15, 2003. Mr. Slayen was appointed to the Audit Committee on April 29, 2003, and became its chairman on July 15, 2003. The Company has determined that each member of the Audit Committee is “independent” as defined in the applicable NASDAQ Stock Market listing standards, and by the Sarbanes-Oxley Act of 2002 and related regulations of the United States Securities and Exchange Commission, and that Mr. Slayen qualifies as an “audit committee financial expert” as defined in such regulations.

During the fiscal year ended September 30, 2003, the Compensation Committee acted by written consent six times. The Compensation Committee sets salaries and other compensation arrangements for officers and other key employees of the Company, administers the Company’s stock option, stock purchase and stock bonus plans, and advises the Board on general aspects of the Company’s compensation and benefit policies. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation,” “Executive Compensation and Other Matters” and “Compensation

Committee Interlocks and Insider Participation.” The members of the Compensation Committee during the 2003 fiscal year were David F. Marquardt and Harold S. Wills.

During the fiscal year ended September 30, 2003, the Stock Option Committee acted by written consent ten times. The Board has delegated to the Stock Option Committee the authority to approve the grant to non-officer employees and other individuals of stock options in amounts less than 10,000 shares. The sole member of the Stock Option Committee during the 2003 fiscal year was Alan B. Lefkof.

During the fiscal year ended September 30, 2003, the Nominating Committee acted by written consent one time. The Nominating Committee recommends nominees for the Board. The Nominating Committee will consider nominees recommended by stockholders for election as directors, but has not adopted formal procedures to be followed by stockholders in submitting such recommendations. The Nominating Committee has recommended the election of each of the nominated directors. The members of the Nominating Committee during the 2003 fiscal year were Robert Lee and Harold S. Wills.

COMPENSATION OF DIRECTORS

Except for grants of stock options, members of the Company’s Board of Directors do not receive compensation for their services as directors, other than reimbursement of any actual travel and living expenses incurred in connection with attending meetings of the Board of Directors and meetings of the Audit Committee. Directors of the Company are eligible to receive options under the Company’s 1996 Stock Option Plan, 2000 Stock Incentive Plan, and 2002 Equity Incentive Plan. The Automatic Option Grant Program that is part of the 1996 Stock Option Plan and 2002 Equity Incentive Plan provides for the grant of an option to purchase 50,000 shares of Common Stock upon a non-employee director’s initial election or appointment to the Board. The Automatic Option Grant Program also provides for the grant on the date of each annual stockholder meeting of (a) an option to purchase 15,000 shares of Common Stock to each non-employee director and (b) an additional option to purchase 5,000 shares of Common Stock to each non-employee director who is a member of the Audit Committee. After the pool of shares available under the 1996 Stock Option Plan for automatic option grants is exhausted, grants under the Automatic Option Grant Program will thereafter be made out of the 2002 Equity Incentive Plan. All grants under the Automatic Option Grant Program have exercise prices equal to the fair market value of the underlying stock on the date of grant.

During the fiscal year ended September 30, 2003, Messrs. Jones, Lee, Marquardt and Wills each received grants of an option to purchase 15,000 shares under the Automatic Option Grant Program of the 1996 Stock Option Plan on January 28, 2003, the date of the 2003 annual stockholder meeting. As members of the Audit Committee, Messrs. Lee, Marquardt and Wills each received grants of an option to purchase 5,000 shares under the Automatic Option Grant Program of the 1996 Stock Option Plan on January 28, 2003, the date of the 2003 annual stockholder meeting. Mr. Slayen received a grant of an option to purchase 50,000 shares under the Automatic Option Grant Program of the 2002 Equity Incentive Plan Option Plan on April 29, 2003, the date he joined the Board.

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve an amendment to the Netopia, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of Common Stock available for issuance under the Purchase Plan by 500,000 shares to a total of 3,500,000. The Purchase Plan is an important part of the Company’s compensation program, and the Company believes it is essential to its ability to attract and retain highly qualified employees in an extremely competitive environment. The Company believes that it should reserve a sufficient number of shares under the Purchase Plan to last through the end of each twenty-four month offering period beginning after the 2004 Annual Stockholder Meeting. In accordance with applicable accounting guidance, an insufficient number of shares reserved at the beginning of an offering period may result in future compensation charges for financial reporting purposes. The Company estimates that without the proposed increase the remaining shares reserved for issuance under the Purchase Plan may be exhausted in 2005. Accordingly, the Board is recommending an increase to the number of shares available under the Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The Company’s executive officers have an interest in approval of this proposal because they, along with all other individuals eligible to participate in the Purchase Plan, will be eligible to purchase Common Stock under the Purchase Plan from the additional 500,000 shares. The proxy holders intend to vote all proxies received by them FOR the amendment of the Purchase Plan. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

The principal terms and provisions of the Purchase Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Purchase Plan. The Company will furnish a copy of the Purchase Plan to any stockholder upon written request to the Company’s Secretary at the executive offices in Emeryville, California.

Purchase Plan Background.  The Purchase Plan was adopted by the Board on April 16, 1996 and approved by the stockholders on May 15, 1996. The Purchase Plan was amended on February 14, 1997, October 29, 1997, October 27, 1998, January 13, 2000, October 28, 2000, December 13, 2001, July 12, 2002 and October 16, 2003 to increase the number of shares issuable thereunder. The July 12, 2002 amendment also approved the increase in the maximum number of shares of Common Stock that each eligible employee may purchase in any purchase period from 2,000 shares to 5,000 shares. The stockholders approved each of the foregoing amendments except the October 16, 2003 amendment, which is the amendment to which this Proposal relates.

Purpose.  The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, “Participating Companies”) an opportunity to participate in the ownership of the Company by purchasing Common Stock through payroll deductions. The Company is the only Participating Company in the Purchase Plan. The Purchase Plan and the right of participants to make purchases thereunder are intended to meet the requirements of an “employee stock purchase plan” as defined in Section 423 of the Code.

The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the appreciation of the Company’s share price. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

Administration.  The Purchase Plan is currently administered by the Compensation Committee of the Board (the “Committee”). The Company pays all costs and expenses incurred in plan administration without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan are credited to a non-interest bearing book account.

Shares and Terms.  The stock issuable under the Purchase Plan may be authorized but unissued shares or reacquired shares. The maximum number of shares of Common Stock that may be issued under the Purchase Plan is 3,500,000, assuming approval of this Proposal No. 2. Common Stock subject to a terminated purchase right is available for purchase pursuant to purchase rights subsequently granted.

Adjustments.  If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

Eligibility.  Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan. Approximately 287 employees (including seven officers) were eligible to participate in the Purchase Plan as of December 12, 2003.

Offering Periods.  The Purchase Plan is implemented by offering periods which generally have a duration of 24 months. Each offering period is comprised of a series of one or more successive purchase periods, each of which generally have a duration of six months. Offering periods are concurrent and successive and, accordingly, a new offering period commences every six months and runs concurrently with each prior offering period. Generally, purchase periods start on the first business day in each of February and August and end, respectively, on the last business day of July of the same year and January of the following year. A new offering period will begin on February 1, 2004 and will end on January 31, 2006. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencement, provided no offering period (other than the initial offering period) shall exceed 24 months in length, and may terminate an offering period following any purchase period.

The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

Purchase Price.  The purchase price per share under the Purchase Plan will be 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the Nasdaq Stock Market. The fair market value of the Common Stock as reported on the Nasdaq Stock Market as of December 12, 2003 was $14.00 per share.

Limitations.  The plan imposes certain limitations upon a participant’s rights to acquire Common Stock, including the following:

1.	No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

2.	In no event shall a participant be permitted to purchase more than 5,000 shares on any one purchase date.

3.	The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

The purchase right shall be exercisable only by the Participant during the Participant’s lifetime and shall not be assignable or transferable by the Participant.

Payment of Purchase Price; Payroll Deductions.  Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 15% of a participant’s cash compensation paid during a purchase period. Compensation for this purpose will include elective contributions that are not includable in income under Sections 125 or 401(k) of the Code, and all bonuses, overtime, commissions, and other amounts to the extent paid in cash.

The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the limitations described in the “Limitations” section). No fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

Termination.  A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment and then any payroll deductions which the participant may have made with respect to a terminated purchase right will be refunded or (ii) the participant elects to withdraw from the Purchase Plan. Any payroll deductions which the participant may have made with respect to a terminated purchase right under clause (ii) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date.

Amendment and Termination.  The Purchase Plan shall continue in effect until the earlier of (i) the last business day in July 2006, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion.

The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that, without the approval of the stockholders, no such action may (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (ii) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements.

In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six-month purchase period. If the Board exercises such right, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan.

Corporate Transaction.  In the event of (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a “Corporate Transaction”), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to 85% of the lower of the fair market value per share of Common Stock on the start date of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Pro Ration of Purchase Rights.  If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

Federal Income Tax Consequences.  The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and the participant will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares.

Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the Purchase Plan.

The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any city, state or foreign country in which the participant may reside.

New Purchase Plan Benefits.  Since purchase rights are subject to discretion, including an employee’s decision not to participate in the Purchase Plan, purchases of Common Stock under the Purchase Plan for the current fiscal year are not determinable. However, in the fiscal year ended September 30, 2003, each of the Named Officers purchased the following number of shares of Common Stock: Mr. Baker, 1,914 shares at a purchase price of $1.2495 per share and 1,497 shares at a purchase price of $1.3175 per share; Ms. Hauch, 2,679 shares at a purchase price of $1.2495 per share and 2,245 shares at a purchase price of $1.3175 per share; Mr. Kadish, 5,000 shares at a purchase price of $1.2495 per share and 5,000 shares at a purchase price of $1.3175 per share; and Mr. Lefkof, 5,000 shares at a purchase price of $1.2495 per share and 2,359 shares at a purchase price of $1.3175 per share. All executive officers as a group (7 persons) purchased 35,136 shares during the fiscal year ended September 30, 2003.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected KPMG LLP as the independent auditors of the Company for the fiscal year ending September 30, 2004. KPMG LLP has acted in such capacity since its appointment for fiscal year 1987. A representative of KPMG LLP will be present at the Annual Stockholder Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

In the event ratification by the holders of the appointment of KPMG LLP as the Company’s independent auditors is not obtained, the Audit Committee of the Board will reconsider such appointment.

Audit-Related Fees

The following table shows certain information concerning amounts paid to the Company’s independent auditors.

Fiscal years ended September 30,	2003	2002
	(in thousands)
Audit fees	$189	$140
Audit-related fees	30	—
Tax fees	97	115
All other fees	2	—
Total fees	$318	$255

Audit Fees.  This amount represents the aggregate fees billed for professional services rendered by KPMG LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s Form 10-Qs and services normally provided in connection with statutory and regulatory filings and engagements.

Audit-Related Fees.  This amount represents the aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit and review of financial statements. This amount primarily represents assistance with and review of the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on May 7, 2003 and related filings with the SEC.

Tax Fees.  This amount represents the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.

All Other Fees.  This amount represents the aggregate fees billed for products and services provided by KPMG LLP which were not audit, audit-related or tax fees. This amount primarily represents research and investigation fees with respect to certain payroll and state related issues. KMPG LLP did not perform any services or bill any fees for financial information systems and design implementation for the fiscal year ended September 30, 2003.

The Audit Committee has determined that the services provided by KPMG LLP, as set forth above, are compatible with maintaining the independence of KPMG LLP. The Audit Committee has adopted a policy with respect to approving the engagement of KPMG to render any audit, audit-related, tax or other services. Before the adoption of the policy, the Audit Committee considered each proposed engagement of KPMG LLP on a case-by-case basis.

VOTE REQUIRED AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The proxy holders intend to vote all proxies received by them FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following Summary Compensation Table sets forth the compensation earned for fiscal years 2003, 2002 and 2001 by the Company’s Chief Executive Officer and the four other most highly compensated officers who were serving as executive officers at the end of fiscal 2003 and whose total earned salary and bonus for fiscal 2003 exceeded $100,000 (collectively, the “Named Officers”), for services rendered in all capacities to the Company and its subsidiaries. Bonus payments shown with respect to services performed in each fiscal year were paid in the subsequent fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)				Long-Term Compensation Awards
Name and Principal Position		Salary		Bonus		Securities Underlying Options (#)
Alan B. Lefkof	2003	$309,400		$—		250,000
President and Chief Executive Officer	2002	308,018		20,000		240,000	(2)
	2001	296,043		—		150,000	(3)

William D. Baker	2003	190,000		—		70,000
Senior Vice President, Finance and	2002	188,887		21,000		70,000
Operations, and Chief Financial Officer	2001	35,770	(4)	—		120,000

Brooke A. Hauch	2003	190,000		—		100,000
Senior Vice President,	2002	187,500		13,000		85,000	(2)
Chief Information Officer	2001	181,456		10,000		65,000	(3))

David A. Kadish	2003	197,600		—		200,000
Senior Vice President, General	2002	195,700		25,000		255,000	(2)
Counsel and Secretary	2001	188,100		18,000		250,000	(3)

Thomas A. Skoulis	2003	190,000		63,525	(5)	135,000
Senior Vice President and	2002	176,625		83,635	(5)	150,000	(2)
General Manager	2001	159,789		63,143	(5)	110,000	(3)

(1)	Includes amounts deferred under the Company’s 401(k) Plan. Excludes car allowances and amounts paid for tax services, which in the aggregate for each Named Officer were less than 10% of salary plus bonus.
(2)	Includes the following number of options for each Named Officer granted in December 2001 and which replaced options cancelled in June 2001 pursuant to the Company’s offer to exchange: Mr. Lefkof, 80,000 options; Ms. Hauch, 25,000 options; Mr. Kadish, 155,000 options; and Mr. Skoulis, 40,000 options.
(3)	Includes the following number of options for each Named Officer granted in January 2001 and which expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.: Mr. Lefkof, 100,000 options; Ms. Hauch, 40,000 options; Mr. Kadish, 170,000 options; and Mr. Skoulis, 60,000 options.
(4)	Mr. Baker became an employee of the Company in July 2001.
(5)	Bonus includes commissions earned of $63,525, $63,635 and $63,143 for fiscal years 2003, 2002 and 2001, respectively.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the Named Officers in the fiscal year ended September 30, 2003. In accordance with the rules of the United States Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms. No stock appreciation rights were granted to any of the Named Officers during the fiscal year ended September 30, 2003.

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)

	Number of Securities Underlying Options Granted (1)
		% of Total Options Granted to Employees in Fiscal 2003 (2)	Exercise Price per Share (3)
				Expiration Date
Name					5%	10%

Alan B. Lefkof President and Chief Executive Officer	250,000	13.39%	$3.80	6/06/13	$597,450	$1,514,055

William D. Baker Senior Vice President, Finance and Operations, and Chief Financial Officer	70,000	3.75%	3.80	6/06/13	167,286	423,935

Brooke A. Hauch Senior Vice President, Chief Information Officer	100,000	5.35%	3.80	6/06/13	238,980	605,622

David A. Kadish Senior Vice President, General Counsel and Secretary	200,000	10.71%	3.80	6/06/13	477,960	1,211,244

Thomas A. Skoulis Senior Vice President and General Manager	135,000	7.28%	3.80	6/06/13	322,623	817,590

(1)	Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in quarterly installments over four years, beginning from the date of grant.
(2)	Based on options to acquire an aggregate of 1,867,750 shares of Common Stock granted in the 2003 fiscal year.
(3)	The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date.
(4)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the United States Securities and Exchange Commission. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The Named Officers exercised no options during the fiscal year ended September 30, 2003. The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of the Named Officers. The Named Officers hold no stock appreciation rights.

	Number of Securities Underlying Unexercised Options at September 30, 2003		Value of Unexercised in-the Money Options at September 30, 2003 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Lefkof	480,394	342,606	$861,070	$1,013,940
William D. Baker	92,292	167,708	337,229	560,571
Brooke A. Hauch	175,300	139,575	310,513	421,246
David A. Kadish	285,475	249,525	580,566	756,234
Thomas A. Skoulis	264,216	199,784	454,641	616,579

(1)	These values have not been and may never be realized. They are based on the fair market value of the Common Stock at September 30, 2003 ($6.83 per share), as determined by the closing price on the Nasdaq Stock Market, less the exercise price payable for such shares.

Equity Compensation Plan Information

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of September 30, 2003, including the Farallon Computing, Inc. 1987 Restated Stock Option Plan, the Netopia, Inc. 1996 Stock Option Plan, the Netopia, Inc. 2000 Stock Incentive Plan, and the Netopia, Inc. 2002 Equity Incentive Plan (collectively, the “Option Plans”), but excluding the Netopia, Inc. Employee Stock Purchase Plan.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	69,443 4,634,285 1,407,887	(1) (2) (3)	$3.18 4.89 3.02	— 18,674 153,265	(4)
				903,055	(5)
Equity compensation plans not approved by security holders	1,522,125	(6)	3.45	7,847
	7,633,740			1,082,841	(5)

(1)	Granted under the 1987 Restated Stock Option Plan.
(2)	Granted under the 1996 Stock Option Plan.
(3)	Granted under the 2002 Equity Incentive Plan.
(4)	The number of shares remaining available for issuance under the 2002 Equity Incentive Plan will automatically increase on the first trading day of each calendar year beginning 2003 by an amount equal to four and three-quarter percent (4.75%) of the shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum annual increase of 1,000,000 shares.
(5)	Total shown includes the 903,055 shares of Common Stock remaining available for issuance under the Employee Stock Purchase Plan, but not taking into account the additional 500,000 shares that are the subject of Proposal No. 2. Excluding the shares available for issuance under the Employee Stock Purchase Plan, a total of 179,786 shares of Common Stock are available for grant under the Option Plans as of September 30, 2003.
(6)	Granted under the 2000 Stock Incentive Plan.

On October 18, 2000, the Board of Directors approved the 2000 Stock Incentive Plan, pursuant to which non-qualified stock options may be granted to our employees, officers and directors. The purpose of the 2000 Stock Incentive Plan is to promote our success by linking the personal interests of our employees, officers and directors to those of our shareholders and by providing participants with an incentive for outstanding performance. Awards granted to officers may not exceed in the aggregate forty percent (40%) of all shares that are reserved for grant under the 2000 Stock Incentive Plan. All options granted under the 2000 Stock Incentive Plan have exercise prices equal to the fair market value of the underlying stock on the date of grant. As of September 30, 2003, the Company had reserved 1,900,000 shares of Common Stock for issuance under the 2000 Stock Incentive Plan, and 7,847 shares remained available for future grants. Options currently outstanding under the 2000 Stock Incentive Plan vest ratably over two or four-year periods beginning at the grant date and expire ten years from the date of grant. The 2000 Stock Incentive Plan is not required to be and has not been approved by the Company’s stockholders. The Company’s officers and directors hold an aggregate of 169,900 options outstanding under the 2000 Stock Incentive Plan.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

The Compensation Committee, as plan administrator of the Option Plans, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event.

None of the Named Officers have employment agreements with the Company, and their employment may be terminated at any time. However, the Company has entered into agreements with Messrs. Lefkof, Baker, Kadish and Skoulis and with Ms. Hauch which provide for acceleration of vesting of option shares as if the officer remained employed for twelve additional months in the event the officer’s employment is involuntarily terminated during the 12 month period following certain acquisitions or changes in control of the Company. In addition, Messrs. Baker and Kadish will receive severance pay equal to twelve (12) months salary and the full target bonus for the fiscal year in which the officer’s employment is terminated; Messrs. Lefkof and Skoulis and Ms. Hauch will receive severance pay equal to six (6) months salary upon any such termination and the full target bonus for the fiscal year in which the officer’s employment is terminated.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors adopted on July 15, 2003 the Netopia, Inc. Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all directors and employees of the Company, and certain additional portions of the policy apply to all executive and senior financial officers. The Code of Business Conduct and Ethics has been filed as Exhibit 14.1 to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003, and is attached to this Proxy Statement as Attachment A.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors, as of September 30, 2003, consisted of Messrs. Marquardt and Wills. Neither Mr. Marquardt nor Mr. Wills was at any time during the fiscal year ended September 30, 2003, or at any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the United States Securities and Exchange Commission (“SEC”).

Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with during fiscal 2003.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This Report of the Compensation Committee (the “Committee”) shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The Committee has the authority to establish the level of base salary payable to the Chief Executive Officer (“CEO”) and to administer the Company’s various stock incentive plans. In addition, the Committee has the responsibility for approving the individual bonus program to be in effect for the CEO. The CEO has the authority to establish the level of base salary payable to all other employees of the Company, including all executive officers, subject to the approval of the Committee. In addition, the CEO has the responsibility for approving the bonus programs to be in effect for all other executive officers and other key employees each fiscal year, subject to the approval of the Committee.

For fiscal 2003, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were informal surveys conducted by Company personnel among local companies. The Committee reviewed but made no changes to the CEO’s compensation proposals for the officers.

GENERAL COMPENSATION POLICY.  The CEO’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package consists of (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

In preparing the stock performance graph for this Proxy Statement, the Company has selected the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index (the “Indices”). To the extent that the Company compares its compensation practices against other companies, through informal compensation surveys or otherwise, the constituent companies are not necessarily those included in the Indices, because the latter may not be competitive with the Company for executive talent or because compensation information is not available to the Company.

BASE SALARY.  The base salary for each executive officer is set at the time of hire based on individual negotiation, and any subsequent increases are awarded on the basis of personal performance.

ANNUAL CASH BONUSES.  Each executive officer, including the CEO, has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company’s achievement of financial performance targets established at the start of the fiscal year including operating results, gross margin performance, revenue and profit, and then a range is established for each executive on the basis of his/her expected contribution to the Company’s performance targets. For fiscal 2003, the Company failed to achieve its financial performance targets. As a result, the Company’s CEO and the Company’s executive officers did not receive any bonuses.

LONG-TERM INCENTIVE COMPENSATION.  Generally, a significant stock option grant is made in the year that an officer commences employment and grants typically of lesser amounts are made periodically. Generally, the size of each grant is set at a level that the Committee deems appropriate, to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion based on the recommendation made by the CEO to the Committee. In fiscal 2003, stock option grants were awarded to each of the executive officers to provide an incentive for the officers to improve the Company’s performance. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The options granted in fiscal 2003 vest in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains an employee of the Company, and then only if the market price of the Common Stock appreciates over the option term.

CEO COMPENSATION.  Mr. Lefkof, the Company’s President and CEO, received no increase in annual base salary in fiscal 2003. The remaining components of the CEO’s fiscal 2003 incentive compensation were largely dependent upon the Company’s financial performance and provided no dollar guarantees. As stated above, in fiscal 2003 the Company failed to achieve its financial performance targets. As a result, the Company’s CEO did not receive any bonus. Along with the other executive officers, in fiscal 2003, the Company’s CEO received a stock option grant to provide an incentive for the CEO to improve the Company’s performance.

TAX LIMITATION.  Under applicable Federal tax law, the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. This limitation has been in effect for all fiscal years of the Company ending after the Company’s initial public offering. The stockholders approved the Company’s 1996 Stock Option Plan and 2002 Equity Incentive Plan, which include provisions that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options over a three-year period and two-year period respectively. Accordingly, any compensation deemed paid to an executive officer when he exercises an option under the 1996 Stock Option Plan and 2002 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will generally qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company’s executive officers for the 2004 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company’s executive officers to the $1 million cap.

Compensation Committee

David F. Marquardt
Harold S. Wills

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on a hypothetical $100.00 investment in the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period commencing on September 30, 1998 and ending on September 30, 2003. The Company’s fiscal year ended September 30, 2003. This stock performance graph includes data as of the latest practicable date.

The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three independent directors. The Audit Committee presently consists of Messrs. Robert Lee, Howard T. Slayen and Harold S. Wills, with Mr. Slayen serving as Chairman. The Audit Committee operates under a written charter adopted by the Board of Directors. The Restated Charter of the Audit Committee (the “Charter”) was approved and adopted on October 16, 2003. A copy of the Charter is attached to this Proxy Statement as Attachment B. Under the Charter, the Audit Committee is required to make regular reports to the Board.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to retain the Company’s independent auditors and to monitor and oversee these processes, and to perform such other responsibilities as are required by applicable law and listing standards. In that context, the Audit Committee met and held discussions with management and the Company’s independent auditors, KPMG LLP (“KPMG”). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee discussed with KPMG those matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standard, AU 380) as currently in effect. The Audit Committee also discussed with KPMG its independence from the Company and the Company’s management. Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as currently in effect.

Based upon the discussions and representations referenced above, the Audit Committee recommended to the Board of Directors that the audited financials statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 for filing with the United States Securities and Exchange Commission. The Audit Committee also approved, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent auditors.

Audit Committee

Howard T. Slayen, Chairman
Robert Lee
Harold S. Wills

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL STOCKHOLDER MEETING

Proposals of stockholders intended to be presented at the 2005 Annual Stockholder Meeting of the Company must be received by the Company at its offices at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary, not later than August 27, 2004 and satisfy the conditions established by the United States Securities and Exchange Commission for holder proposals to be included in the Company’s proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, stockholders wishing to bring a proposal before the 2005 Annual Stockholder Meeting of the Company (but not to include it in the Company’s proxy statement for that meeting) should provide written notice of the proposal to the Company no later than November 12, 2004, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which the Company did not have notice as of such date.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not informed of any other matter, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors,

David A. Kadish
Senior Vice President, General Counsel and Secretary

Dated: December 19, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL STOCKHOLDER MEETING.

Attachment A

Netopia, Inc. Code of Business Conduct and Ethics (as approved and adopted July 15, 2003)

I.   Conflicts of Interest Policy

A. General Policy

It is your duty to avoid and/or disclose any actual or potential conflict of interest. An actual or potential conflict of interest exists where your benefits or interests in a transaction or relationship may conflict with Netopia, Inc.’s (the “Company”) benefits or interests. This policy applies to all employees and directors of the Company. Examples of situations involving actual or apparent conflicts of interest are described below.

1.   Related Party Transactions

A conflict of interest may exist where you conduct business on behalf of the Company with a family member or with an entity in which you or a family member plays a key role. For purposes of this policy, family members include spouses, children, parents, sisters, brothers, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, in-laws and significant others.

If a related party transaction is unavoidable, you must submit a written description of the proposed transaction to the Company’s General Counsel as soon as possible prior to the transaction. If the transaction involves a director or officer of the Company, the General Counsel will submit the transaction to the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) for its review and prior approval. If the transaction does not involve a director or officer of the Company but is material to the Company, the General Counsel will submit the transaction to the Audit Committee for its review and prior approval. The Company will also report all related party transactions as required by applicable securities laws, the rules and regulations of the Securities and Exchange Commission and any securities exchange on which the Company’s securities are traded, accounting rules and any other applicable requirements. Any transactions with related parties will be conducted so as not to afford preferential treatment to the related party.

The Company forbids the employment of family members in positions that have a financial dependence or influence (e.g., an auditing or control relationship or a supervisory/subordinate relationship). This is designed to prevent the organizational impairment and conflict that can result from such employment. If you are unsure as to whether a relationship is covered by this policy, you should consult with the General Counsel. The General Counsel will determine whether a relationship is covered by this policy and will advise all affected parties of this policy. Willful withholding regarding a relationship covered by this policy may result in corrective action, up to and including termination. If a relationship covered by this policy develops between two employees, the employee in the senior position must bring this to the attention of his or her supervisor. The Company may choose to reassign one of the employees or may take other corrective action, up to and including termination.

2.   Employment and Outside Employment

Employees of the Company are expected to devote their full attention to the business interests of the Company, with the exception only of employees who are in part-time positions. A conflict of interest can be created where you engage in an activity that interferes with your job performance or responsibilities to the Company. Employees may not accept simultaneous employment with a customer, supplier or competitor of the Company. You should not engage in activities that would put you in a competitive position with the Company or that would enhance or support a competitor.

3.   Outside Directorships

It is a conflict of interest for you to serve as a member of the Board of Directors of any company that competes with the Company. If you wish to serve as a director of a customer, supplier or other business partner of the Company, you must obtain written approval from the President and CEO as well as the General Counsel before accepting any such directorships. The President and CEO must obtain approval from the Board of Directors before accepting any such directorships. These approvals are not required for directorships with a subsidiary of the Company or a religious or social organization or advisory board of a non-profit institution.

4.   Financial Interests in Other Businesses

A conflict of interest may be created if you (or a family member) hold a financial interest in a customer, supplier, other business partner or competitor of the Company. Examples of potentially inappropriate financial interests with these companies include holding stock representing in excess of 1% of the publicly traded stock of a corporation, loaning money or receiving a loan of money, and selling or leasing property. You should consider many factors in determining whether such a financial interest will create a conflict, including the amount of money involved, your ability to influence the Company’s decisions and the decisions of the other company, your access to the confidential information of the Company or the other company and the nature of the relationship between the Company and the other company. If you are unsure as to whether a conflict may exist, you should consult with the General Counsel. If it is determined that a conflict exists, you must receive the prior written approval of the General Counsel before proceeding with the transaction.

5.   Corporate Opportunities

A conflict of interest can exist where both you and the Company can take advantage of an opportunity that has been made available to the Company. You may not exploit, for your own personal gain, opportunities that are discovered through your use of Company property, information or position, unless the opportunity is disclosed in writing to the Company’s President and CEO, and the President and CEO declines to pursue the opportunity on behalf of the Company. In such circumstance, you must receive the prior written approval of the President and CEO as well as the General Counsel before proceeding with the opportunity.

6.   Gifts to and from Business Partners

A conflict of interest can be created when you (or a family member) give or accept any gift from a customer, supplier, other business partner or competitor of the Company that might indicate an intent to improperly influence the normal business relationship between the Company and the other company. For the purpose of this policy, the term “gift” includes any object or service of value, including meals, vacations and tickets to sporting events. A gift of cash or its equivalent is always considered an improper gift, regardless of the value. A non-cash gift with a value over $500 is presumed to be improper. Repeated non-cash gifts with a value less than $100, but with a value aggregating more than $500, may also be considered improper. We expect you to use good judgment and seek guidance from the General Counsel when needed. If necessary, you can consult with the General Counsel regarding how to refuse or return a gift you deem improper in a manner designed as to not to offend the individual offering the gift.

This policy does not apply to minor items commonly exchanged in business relationships between the Company and any customer, supplier, other business partner or competitors, or to gifts directed to the Company (for example, business entertainment and meals with one or more employees of the Company’s customers, suppliers and other business partners, subject to approval by the President and CEO or other members of the Company’s executive staff). In addition, the Company and you may distribute promotional items relating to the Company’s services to customers if the items are of a limited value, and their distribution does not violate any laws or generally accepted business practices.

Under no circumstances can you make or accept gifts in exchange for Company business. Further, you (or a family member) cannot accept any discount from the Company’s customers or other business partners unless the same discount is available to all employees of the Company.

7.   Other Situations

If a proposed transaction raises questions or concerns for you, you should consult with the General Counsel.

8.   Protection of Confidential Information

Every employee is required to execute the Company’s Employee Invention Assignment and Confidentiality Agreement. This Agreement sets forth your obligations related to the Company’s confidential information, including, for example, information regarding the Company’s customer relationships and products. If you have any questions regarding these obligations, you should consult with the General Counsel.

B. Procedure

The General Counsel will administer this policy under the direction of and in consultation with the President and Chief Executive Officer, or, in the case of a related party transaction involving an officer or director, the Audit Committee. The General Counsel may require certification from you from time to time as to your compliance with this policy and the nature of your outside activities.

If you believe that a particular transaction, relationship or other circumstance might create an actual or apparent conflict of interest, you should consult with the General Counsel. The General Counsel will determine whether a particular transaction, relationship or circumstance creates an actual or apparent conflict of interest, under the direction of and in consultation with the President and Chief Executive Officer, or, in the case of a related party transaction involving an officer or director, the Audit Committee. If an actual or apparent conflict exists, the General Counsel will determine whether or on what conditions such activity should be permitted. In the event a conflict arises in connection with a matter that involves an officer or director, the General Counsel will submit the matter for approval by the Audit Committee.

If the facts relevant to the transaction, relationship or other circumstance at issue change significantly, you should again consult with the General Counsel.

II.	Code of Ethics for the President and CEO, Senior Financial Officers, and the Company’s Other Executive Officers

All employees and directors of the Company are subject to the Conflicts of Interest Policy set forth above. In addition, the Company’s President and CEO, all senior financial officers, including the CFO and principal accounting officer, and all the Company’s other executive officers, are subject to the following additional specific policies:

A.	The President and CEO, all senior financial officers and all other executive officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the President and CEO, each senior financial officer and each other executive officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

B.	The President and CEO, each senior financial officer and each other executive officer shall bring promptly to the attention of the Audit Committee any information he or she may have concerning (1) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

C.	The President and CEO, each senior financial officer and each other executive officer shall promptly bring to the attention of the General Counsel or the President and CEO, and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business

Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

D.	The President and CEO, each senior financial officer and each other executive officer shall bring promptly to the attention of the General Counsel or the President and CEO, and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional specific procedures.

E.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional specific procedures by the President and CEO, and the Company’s senior financial officers and other executive officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board (or its designee) has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board or its designee) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committee other violations in the past.

Attachment B

Restated Charter of the Audit Committee of the Board of Directors of Netopia, Inc. (as approved and adopted October 16, 2003)

Preamble

The Board of Directors and the Audit Committee of the Board of Directors of Netopia, Inc. (the “Charter”) have adopted this Restated Charter of the Audit Committee of the Board of Directors of Netopia, Inc. effective October 16, 2003. This Restated Charter (the “Charter”) shall supersede and replace the Charter in effect prior to its adoption.

Organization

This Charter governs the operations of the Audit Committee of the Board of Directors. The Audit Committee shall review and reassess the Charter at least annually and obtain the approval of the Board of Directors. The Audit Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Audit Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. All Audit Committee members shall be financially literate, and at least one member shall be a “financial expert,” as defined by SEC regulations.

Purpose

The Audit Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, the internal auditors, and management of the Company.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The items set forth below shall be the principal duties and responsibilities of the Audit Committee. These items are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

The Audit Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Audit Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

At least annually, the Audit Committee shall obtain and review a report by the independent auditors describing:

•	The independent auditing firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors that are in compliance with applicable SEC regulations and stock exchange listing standards.

The Audit Committee shall discuss with the internal auditors (if applicable) and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management, the internal auditors (if applicable), and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Code of Business Conduct and Ethics).

The Audit Committee shall meet separately periodically with management, the internal auditors (if applicable), and the independent auditors to discuss issues and concerns warranting committee attention. The Audit Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the committee. The Audit Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Audit Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The Audit Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

The Audit Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if applicable.

The Audit Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire committee for the purposes of this review.

The Audit Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to

be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Audit Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The Audit Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.